EXHIBIT 99.1

To Stakeholders,	September 2, 2020

During this time of national, local and individual crisis we find that much has been and will continue to be asked of us. Over the last six months, our resolve at Nuvera has been tested and our resilience demonstrated in our response to the COVID-19 pandemic and subsequent market disruptions. I am pleased to report that we have been operating sustainably and profitably in a virtualized configuration, returning to a high-touch customer experience in a phased approach as business conditions have evolved.

Maintaining this operational integrity, while conserving cash, has required a number of short and long-term changes and sacrifices. Nuvera will continue providing critical services through our business operations and reimagining others throughout the balance of 2020 and into 2021 while building stakeholder value in the new post-COVID emerging economy. We remain committed to be a stronger company post pandemic and not diminished in any way.

With long-term value creation and operational integrity being our continued priority, Nuvera will extend the suspension of its dividend and share buyback program for at least one additional quarter. We do this out of strength, not weakness. We believe preserving and building cash reserves from our continuing positive operating cash flows positions the company to weather uncertainties due to economic disruption and COVID-related risks. Nuvera remains committed to restoring these shareholder friendly programs as soon as possible to best support our diverse shareholder base.

Additional background on the work done to balance the needs of all of our stakeholders during this crisis follows.

Ensuring the Safety  of our Employees

Our primary responsibility to our employees is to provide a safe and flexible work environment in this time of crisis and shifting duties. Working as a team using regular companywide communications, nerve-center-like response teams, and early actions like those described below, I am proud to report that to the best of our knowledge our workforce has remained 100% safe during this pandemic.

▪     We implemented a company-funded sick leave program to minimize any respiratory symptoms or illness in the workplace.

▪     We accommodated special health situations and offered our support for families requiring extra time to facilitate distance learning.

▪     We systematically and proactively enacted Work from Home (WFH) directives prior to statewide stay-at-home orders and maintain that capability today for the majority of our associates.

▪     We moved away from full-service installations in favor of self-installs, suspending noncritical in-house residential work for a 60-day period. We have returned to safely service our customers in their homes with procedures and PPE in place.

Safely Serving our Customers

Our primary objective to our customers remains keeping our critical network infrastructure operating for existing customers in this time of great need, recognizing the mission-critical nature of our services.

▪     We have been rotating critical technical staff in our central offices and data centers, safely maintaining full operational support and real time network monitoring.

▪     We supported unprecedented network demand growth by accelerating 18 months of planned upgrades into a shortened 8-week period. Our network has met the increased demand throughout this pandemic for such essential activities as remote learning and responding to broad WFH policy directives.

▪     We moved all available staff to distributed phone support, ensuring that calls and questions were met and answered quickly with qualified staff. While we have since reopened our retail offices, we also continue to meet the increased demand by phone.

Honoring our Commitment to the Community

Nuvera has a special obligation to the communities it serves dating back over 100 years. We take that long-term relationship seriously knowing the community’s success is our success. In support of that continued mutually beneficial relationship:

▪     We suspended non-pay disconnects in the time of greatest need only returning to late fees and service suspension in July. We are working directly with individual customers on plans for their recovery from this crisis minimizing the need for long-term suspension of service.

▪     We are moving forward with our full 2020 Network Investment plan, building for the future and keeping our existing public-private obligations.

▪     We have continued to fully employ our entire workforce providing critical economic support to the community.

▪     We are supporting qualified households with highly discounted or free broadband for critical distance learning need, thereby supporting access and opportunities for children learning remotely or adults working remotely.

Our Valued Shareholders

As a Board of Directors and Management team we have enhanced our focus on strengthening our historically strong balance sheet, including available cash, during this crisis. At Nuvera we have always believed in fiscal discipline, keeping our leverage modest, while balancing our capital expenditures, operating cash flow and cash on hand for maximum operating flexibility.

▪     With a positive operating cash flow from our YTD net income growth, disciplined cost control measures, and full utilization of the most recent Federal legislation we have been able to steadily increase our cash position on a quarterly basis.

▪     In times of more certainty, we have viewed 3-4 months of cash available as sufficient.  Under current circumstances, we believe two full quarters of available cash is prudent; we anticipate reaching that objective in the next several months giving us more capital allocation flexibility.

▪     We are constantly assessing customer-initiated disconnects and the aging of receivables as the two known primary risks to our business. At current levels, we remain well within our ability to manage these risks without changing our 2020 operating plan.

▪     We can affirm our commitment to continued capital investments for 2020, leveraging the public grants while actively applying for additional grants in 2021. We are running at, or ahead of, our construction schedule of 2019.

Thank you for your continued confidence in Nuvera. Stay well and close to your loved ones.

/s/ Glenn Zerbe	/s/ Perry Meyer
Glenn Zerbe	Perry L. Meyer
President and CEO	Board Chair

Nuvera Communications, Inc.	Board of Directors
27 N. Minnesota Street	Perry L. Meyer	Dennis Miller
New Ulm, MN. 56073	Bill Otis	James Seifert
(507)354-4111	Wesley E. Schultz	Colleen R. Skillings
https://nuvera.net/about-us/investors/	Suzanne M. Spellacy

Cautionary Statement Regarding Forward-Looking Statements.

In this letter and in other public statements, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could affect our actual results and cause actual results to differ materially from those indicated in the forward-looking statements.  These include the risks associated with the ongoing COVID-19 pandemic and its potential and actual effects on the Company, the Company’s community and stakeholders, and the local and national economy as well as the other risks set forth in our SEC filing and on our website.

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